SHARE PURCHASE AGREEMENT

This Agreement made as of the 12th day of January, 2016 (“Agreement”), by and between Thomas DeNunzio, with an address at 780 Reservoir Avenue, #123, Cranston, R.I. 02910 ("Seller"), and e-Learning Laboratory Co., Ltd. with an address at 1-23-38-6F, Esakacho, Suita-shi, Osaka 564-0063 Japan ("Purchaser").

W I T N E S S E T H:

WHEREAS, Seller is the record owner and holder of 20,000,000 Common Shares, par value $.0001 par value (the “Shares”), of BRILLIANT ACQUISITION, INC., a Delaware corporation ("Corporation”), which Corporation has 20,000,000 shares of common stock, issued and outstanding as of the date of this Agreement.

WHEREAS, Purchaser desires to purchase 20,000,000 of the Shares from Seller, which constitutes 100% of the Corporation’s issued and outstanding shares as of the date of this Agreement and Seller desires to sell such Shares upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the Corporation’s Shares, it is hereby agreed, as follows:

1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing and the Seller agrees to sell to Purchaser at the Closing, 20,000,000 of Seller’s Shares for a total price of Thirty Four Thousand Nine Hundred U.S. dollars and no cents (USD $34,900.00) (the “Purchase Price”).

2. CLOSING. The purchase and sale of the Shares shall take place on or before January 12, 2016; at such time and place as the Purchaser and Seller mutually agree upon orally or in writing (which time and place are designated as the “Closing”). At Closing, Purchaser shall deliver to Seller, in cash, by wire transfer to an account to be designated by Seller, or Seller may deliver a certified bank check payable to Thomas DeNunzio for the Purchase Price totaling the amount of Thirty Four Thousand Nine Hundred U.S. dollars and no cents (USD $34,900.00) (which amount shall include any good faith deposits made, if any), and Seller will immediately deliver the following to Purchaser: (A) the certificates representing the Shares transferred hereunder, duly endorsed for transfer to the Purchaser or accompanied by appropriate stock powers, (B) the original of the Certificate of Incorporation and bylaws, (C) all corporate books and records (including all accounting records and SEC filings to date); (D) written resignations of incumbent directors and officers of the Corporation; and (F) an affidavit certifying that all liabilities of the Corporation prior to the Closing date shall be paid in full out of the proceeds of this share purchase.

If, in the event Purchaser shall fail to pay said purchase price per the terms and conditions set forth herein, this Agreement will automatically become null and void notwithstanding that Seller in his sole discretion may extend the time for performance of this Agreement by notifying Purchaser in writing whereas notification may be delivered by email.

Post-closing duties by Seller. Seller agrees to perform the following duties for Purchaser after the Closing for no additional fee:

a.	8-K filing for the sale of common stock

b.	Change of owner/director and company name

c.	Schedule 14F & Schedule 13D filing.

d.	Introduction to our PCAOB auditor.

e.	10-K filing (Seller agrees to pay any related Auditing/Accounting fees)

f.	End of the fiscal year tax return

 3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, as sole director and officer of Corporation, hereby represents and warrants to Purchaser that:

(i) Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on the business it is now being conducted. Corporation and/or Seller do not require any consent and/or authorization, declaration or filing with any government or regulatory authority to undertake any actions herein;

(ii) Corporation has filed with the United States Securities and Exchange Commission (‘SEC”) a registration statement on Form 10-12G, as amended.

(iii) Corporation has timely filed and is current on all reports required to be filed by it pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934.

(iv) Corporation is newly formed with no financial information available other than the financial information included in its SEC filings;

(v) There are no legal actions, suits, arbitrations, or other administrative, legal or governmental proceedings threatened or pending against the Corporation and/or Seller or against the Seller or other employee, officer, director or stockholder of Corporation. Additionally, Seller is not aware of any facts which may/might result in or form a basis of such action, suit, arbitration or other proceeding on any basis whatsoever;

(vi) The Corporation has no subsidiaries or any direct or indirect ownership interest in any other corporation, partnership, association, firm or business in any manner;

(vii) The Corporation and/or Seller does not have in effect nor has any present intention to put into effect any employment agreements, deferred compensation, pension retirement agreements or arrangements, options arrangements, bonus, stock purchase agreements, incentive or profit–sharing plans;

(viii) No person or firm has, or will have, any right, interest or valid claim against the Corporation for any commission, fee or other compensation in connection with the sale of the Shares herein as a finder or broker or in any similar capacity as a result of any act or omission by the Corporation and/or Seller or anyone acting on behalf of the Corporation and/or Seller;

(ix) The business and operation of the Corporation has and will be conducted in accordance with all applicable laws, rules, regulations, judgments. Neither the execution, delivery or performance of this Agreement (A) violates the Corporation’s by-laws, Certificate of Incorporation, Shareholder Agreements or any existing resolutions; and, (B) will cause the Corporation to lose any benefit or any right or privilege it enjoys under the Securities Act (“Act”) or other applicable state securities laws;

(x) Corporation has not conducted any business and/or entered into any agreements with third-parties;

(xi) This Agreement has been duly executed and delivered by Seller constitutes a valid and binding instrument, enforceable in accordance with its terms and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Corporation and/or Seller a party or by which they are bound;

(xii) Seller is the legal and beneficial owner of the Shares and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances;

(xiii) Seller warrants that the Corporation being transferred shall be transferred with no liabilities and little or no assets, and shall defend and hold Purchaser and the Corporation harmless against any action by any third party against either of them arising out of, or as a consequence of, any act or omission of Seller or the Corporation prior to, or during the closing contemplated by this contract of sale; and

(xiv) Seller will cause all current officers and directors of the Corporation to resign at the Closing.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that:

(i) Purchaser has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding instrument, enforceable in accordance with its terms;

(ii) The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Purchaser is a party or by which Purchaser is bound;

(iii) At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or advertising; and,

(iv) Purchaser is purchasing the Shares solely for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

(v) The Purchaser is an "accredited investor" as defined under Rule 501 under the Securities Act.

(vi) Purchaser hereby agrees that such shares are restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.

5. NOTICES. Notice shall be given by email at the most recent address last received by Seller from Buyer or by Buyer from Seller. Notice may also be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein:

Seller:

Thomas DeNunzio, President and Director

Brilliant Acquisition, Inc.

780 Reservoir Avenue, #123

Cranston, R.I. 02910

FAX: (401) 633-7300

Email: teakwood5@cox.net

Purchaser:

e-Learning Laboratory Co., Ltd.

1-23-38-6F, Esakacho

Suita-shi, Osaka 564-0063 Japan

FAX: +81-6-6339-4180

Email: koga@e-ll.co.jp

6. GOVERNING LAW. This Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware. The parties herein waive trial by jury. In the event that litigation results or arise out of this Agreement or the performance thereof, the parties agree that the prevailing party is entitled to reimbursement for the non-prevailing party of reasonable attorney’s fee, costs, expenses, in addition to any other relief to which the prevailing party may be entitled.

7. CONDITIONS TO CLOSING. The Closing is conditioned upon the fulfillment by the Seller of the satisfaction of the representations and warranties made herein being true and correct in all material respects as of the date of Closing.

8. SEVERABILITY. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

9. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

10. INVALIDITY. If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or effect any other clause, Paragraph, section or part of this Agreement.

11. GENDER AND NUMBER; SECTION HEADINGS. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

13. ASSIGNMENT. Neither party may assign this Agreement without the express written consent of the other party. Any agreed assignment by the Seller shall be effectuated by all the necessary corporate authorizations and governmental and/or regulatory filings.

14. CLOSING DOCUMENTS. Seller and Purchaser agree, at any time, to execute, and acknowledge where appropriate, and to deliver any and all documents/instruments, and take such further action, which may necessary to carry out the terms, conditions, purpose and intentions of this Agreement. This paragraph shall survive the Closing.

15. EXCLUSIVE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements or understandings among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

16. FACSIMILE SIGNATURES. Execution of this Agreement and delivery of signed copies thereof by facsimile signatures from the parties hereto or their agents is acceptable to the parties who waive any objections or defenses based upon lack of an original signature.

17. PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other to the contents and the manner of presentation and publication thereof.

18. INDEMNIFICATION. Seller shall hold Buyer harmless from any and all claims arising out of or related to (i) actions taken by Seller in its capacity as a shareholder of the Company prior to the Closing date, or (ii) any lawsuits against the Corporation arising during the period of time prior to the Closing date; (iii) any requests, audits or comment letters issued by the Securities and Exchange Commission related to the period of time prior to the Closing date.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

/s/ Tomoo Yoshida

e-Learning Laboratory Co., Ltd.

CEO: Tomoo Yoshida

(PURCHASER)

/s/ Thomas DeNunzio

Thomas DeNunzio

(SELLER)